Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Effective April 1, 2012, Sinclair Broadcast Group, Inc (the “Company” or “SBG”) completed the previously announced acquisition of the broadcast assets of Freedom Communications (“Freedom”), which the Company had previously operated pursuant to a Local Marketing Agreement (“LMA”) since December 1, 2011. The acquired assets consist of the following eight stations in seven markets along with the respective FCC licenses and network affiliation or program service arrangements: WPEC (CBS) in West Palm Beach, FL; WWMT (CBS) in Grand Rapids/Kalamazoo/Battle Creek, MI;  WRGB (CBS) and WCWN (CW) in Albany, NY; WTVC (ABC) in Chattanooga, TN; WLAJ (ABC) in Lansing, MI; KTVL (CBS) in Medford-Klamath Falls, OR; and KFDM (CBS) in Beaumont/Port Arthur/Orange, TX (collectively, the “Freedom Stations”).

The Company paid Freedom $385.0 million, plus a working capital adjustment of $0.3 million.  The Company financed the acquisition and a portion of the closing costs with a draw under a recently raised $157.5 million incremental Term Loan A and a $192.5 million incremental Term Loan B commitment under the Company’s senior secured credit facility (the “Bank Credit Facility”), plus a $38.5 million cash escrow previously paid in November 2011.

The unaudited pro forma condensed combined balance sheet is presented as if the acquisition and related acquisition financing had occurred as of December 31, 2011.  The unaudited pro forma condensed combined statement of operations is presented as if the acquisition and related acquisition financing had occurred on January 1, 2011.

The unaudited pro forma financial statements were derived from the Company’s and Freedom’s audited historical consolidated financial statements as adjusted for the acquisition and related financing.  The Company’s audited historical financial statements are included in its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2012, and audited historical financial statements of Freedom Broadcasting, Inc. (“FBI”) as of and for the year ended December 31, 2011, included as Exhibit 99.1 to this Current Report on Form 8-K/A, and these pro forma financial statements should be read in conjunction with those financial statements.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the acquisition was consummated as of January 1, 2011.

The unaudited pro forma condensed combined statement of operations do not include the effects of non-recurring income statement impacts from the acquisition or the related financing of the acquisition.  Additionally, the unaudited pro forma condensed combined statement of operations does not include any adjustments for expected future incremental operating income as a result of synergies, which the Company expects may be significant.

The unaudited pro forma condensed combined financial statements are based upon currently available information and assumptions and estimates which the Company believes are reasonable.  These assumptions and estimates, however, are subject to change.  The Company’s management believes that all adjustments have been made that are necessary to fairly present the pro forma information.

SINCLAIR BROADCAST GROUP, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

FOR THE YEAR ENDED DECEMBER 31, 2011

(Unaudited) (in thousands)

	SBG Historical	FBI Historical	Pro Forma Adjustments		Total Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,967	$477	$(7,819)	(A),(C),(D)	$5,625
Account receivable, net of allowance for doubtful accounts	132,915	18,635	(12,060)	(A)	139,490
Prepaid expenses and other current assets	63,835	1,278	1,449	(A),(B)	66,562
Total current assets	209,717	20,390	(18,430)		211,677

PROPERTY AND EQUIPMENT, net	281,521	42,086	12,009	(B)	335,616
RESTRICTED CASH, less current portion	58,726	—	(38,500)	(D)	20,226
GOODWILL	660,117	45,223	142,336	(B)	847,676
BROADCAST LICENSES	47,002	65,565	(55,141)	(B)	57,426
DEFINITE-LIVED INTANGIBLE ASSETS, net	175,341	20,172	112,994	(B)	308,507
OTHER ASSETS	138,993	1,258	(112)	(A),(B),(C)	140,139
Total assets	$1,571,417	$194,694	$155,156		$1,921,267

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$8,872	$146	$(34)	(A)	$8,984
Accrued liabilities	79,698	5,041	(6,703)	(A),(B),(C)	78,036
Notes payable, capital leases and commercial bank financing	41,209	—	4,876	(C)	46,085
Other current liabilities	65,803	289	3,191	(B)	69,283
Total current liabilities	195,582	5,476	1,330		202,388

LONG-TERM LIABILITIES:
Notes payable, capital leases and commercial bank financing, less current portion	1,164,816	—	343,197	(C)	1,508,013
Deferred tax liabilities	247,552	36,289	(36,289)	(A)	247,552
Other long-term liabilities	74,829	489	(489)	(A)	74,829
Total liabilities	1,682,779	42,254	307,749		2,032,782

PARENT COMPANY STOCKHOLDERS’ EQUITY
Class A Common Stock	520	—	—		520
Class B Common Stock	289	—	—		289
Additional paid-in capital	617,375	—	—		617,375
(Accumulated deficit) retained earnings	(734,511)	152,440	(152,593)	(A),(D)	(734,664)
Accumulated other comprehensive loss	(4,848)	—	—		(4,848)
Total Parent Company stockholders’ (deficit) equity	(121,175)	152,440	(152,593)		(121,328)
Noncontrolling interest	9,813	—	—		9,813
Total (deficit) equity	(111,362)	152,440	(152,593)		(111,515)
Total liabilities and stockholders’ equity	$1,571,417	$194,694	$155,156		$1,921,267

SINCLAIR BROADCAST GROUP, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(Unaudited) (in thousands)

	SBG Historical	FBI Historical	Pro Forma Adjustments		Total Pro Forma
REVENUES:
Station broadcast revenues, net of agency commissions	$648,002	$87,006	$(2,006)	(F)	$733,002
Revenues realized from station barter arrangements	72,773	2,806	—		75,579
Other operating divisions revenues	44,513	—	—		44,513
Net revenues	765,288	89,812	(2,006)		853,094

OPERATING EXPENSES:
Station production expenses	178,612	27,043	(2,525)	(F)	203,130
Station selling, general and administrative expenses	123,938	19,296	—		143,234
Expenses recognized from station barter arrangements	65,742	2,806	—		68,548
Amortization of program contract costs and net realizable value adjustments	52,079	5,476	(724)	(E)	56,831
Other operating divisions expenses	39,486	—	—		39,486
Depreciation of property and equipment	32,874	5,807	5,569	(E)	44,250
Corporate general and administrative expenses	28,310	1,730	(295)	(G)	29,745
Amortization of definite-lived intangible assets	18,229	4,572	5,312	(E)	28,113
Impairment of goodwill, intangible and other assets	398	—	—		398
Total operating expenses	539,668	66,730	7,337		613,735
Operating income (loss)	225,620	23,082	(9,343)		239,359
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(106,128)	—	(11,250)	(H)	(117,378)
Other income (expense)	1,881	(375)	—		1,506
Total other expense	(104,247)	(375)	(11,250)		(115,872)
Income (loss) before (provision) benefit for income taxes	121,373	22,707	(20,593)		123,487
PROVISION (BENEFIT) FOR INCOME TAX	(44,785)	(9,044)	8,269	(I)	(45,560)
Net income (loss) from continuing operations	76,588	13,663	(12,324)		77,927
Net income attributable to the noncontrolling interest	(379)	—	—		(379)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	76,209	13,663	(12,324)		77,548
Basic earnings per share from continuing operations	$0.95	—	—		$0.97
Diluted earnings per share from continuing operations	$0.95	—	—		$0.96
Weighted average common chares outstanding	$80,217	—	—		$80,217
Weighted average common and common equivalent shares outstanding	$80,532	—	—		$80,532

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)         BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements and explanatory notes give effect to the acquisition of the Freedom Stations by the Company (the “Acquisition”) and the related acquisition financing of such Acquisition.  The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred as of December 31, 2011.  The unaudited pro forma condensed combined statement of operations is presented as if the Acquisition had occurred on January 1, 2011.

The Acquisition has been accounted for under the acquisition method of accounting which requires the total purchase price to be allocated to the assets acquired and liabilities assumed based on their estimated fair values.  The excess purchase price over the amounts assigned to tangible and intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma condensed financial statements are based on the historical financial statements of the Company and FBI after giving effect to the Acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.  The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of either future results of operations or results that might have been achieved if the acquisition was consummated as of January 1, 2011.  This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements, the historical consolidated financial statements and accompanying notes of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 2, 2012, and the financial statements of FBI included as Exhibit 99.1 to this Current Report on Form 8-K/A.

Certain reclassifications have been made to the historical presentation of the FBI financial statements to conform to the presentation used in the Company’s condensed consolidated financial statements and the unaudited pro forma financial information.

(2) PRELIMINARY PURCHASE PRICE ALLOCATION

The following table summarizes the preliminary purchase price for the Freedom acquisition (in thousands):

Amount

Aggregate cash purchase price for the acquisition	$385,000
Estimated net working capital adjustment	253
Total estimated purchase price	$385,253

The purchase price is preliminary and is subject to adjustment based upon the difference between the estimated net working capital to be transferred and the actual amount of net working capital transferred on the date of closing.  The initial purchase price has been allocated to the acquired assets and assumed liabilities based on estimated fair values.  The purchase price allocation is preliminary pending a final determination of the fair values of the assets and liabilities.  The initial allocated fair value of acquired assets and assumed liabilities is summarized as follows (in thousands):

Prepaid expenses and other current assets	$375
Current portion of program contract costs	3,546
Property and equipment	54,095
Broadcast licenses	10,424
Definite-lived intangible assets	133,166
Other assets	278
Accrued liabilities	(710)
Current portion of program contracts payable	(3,480)
Fair value of identifiable net assets acquired	197,694
Goodwill	187,559
Total	$385,253

The preliminary allocation presented above is based upon management’s estimate of the fair values using valuation techniques including income, cost and market approaches.  In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.  The amount allocated to definite-lived intangible assets represents the estimated fair values of network affiliations of $93.1 million, the decaying advertiser base of $24.1 million, and other intangible assets of $15.9 million.  These intangible assets will be amortized over the estimated remaining useful lives of 15 years for network affiliations, 10 years for the decaying advertiser base and a weighted average life of 16 years for the other intangible assets.  Acquired property and equipment will be depreciated on a straight-line basis over the respective estimated remaining useful lives.  Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and noncontractual relationships, as well as expected future synergies.  The Company expects that goodwill will be deductible for tax purposes.  The initial purchase price allocation is based upon all information available to us at the present time and is subject to change, and such changes could be material.

(3) PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements reflecting the Freedom Acquisition include the adjustments attributed to the acquisition of the Freedom Stations and additional borrowings used to finance the Acquisition which consisted of $157.5 million of incremental Term Loan A and $192.5 million of incremental Term Loan B.

The unaudited pro forma condensed combined statement of operations does not include any costs that may result from acquisition and integration activities.  The unaudited pro forma condensed combined financial statements do not include any adjustments for expected future incremental operating income as a result of synergies, which the Company expects may be significant.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The pro forma adjustments in the unaudited pro forma combined balance sheet related to the acquisition of the Freedom Stations and the related acquisition financing as of December 31, 2011 are as follows:

(A)             The Company purchased only certain assets and assumed only certain liabilities of the Freedom Stations as defined in the acquisition agreement. The Company did not purchase the working capital, including cash and cash equivalents, of the Freedom Stations that existed prior to December 1, 2011, the effective date of the LMA, except for certain prepaid, other assets and accrued expenses, totaling $0.3 million and included within the purchase price allocation in Note 2.  The pro forma adjustments eliminate the excluded asset and liability balances at their historical amounts from the audited financial statements of FBI.

The Company funded the net working capital needs of the Freedom Stations during the period of the LMA.  As of December 31, 2011, the cumulative investment in net working capital of these stations was $1.5 million, which represented the net amounts due to the Company pursuant to the LMA and was reflected in the Company’s consolidated balance sheet in prepaid expenses and other current assets and in the FBI balance sheet in accrued liabilities.  These amounts are eliminated in the pro forma adjustments.  This amount is net of amounts due to Freedom pursuant to the LMA as of December 31, 2011 of $4.1 million, which is included in the net cash paid at settlement discussed below in Note (D).  The working capital balances of the Freedom Stations as of December 31, 2011, which would have been consolidated by the Company, are as follows (in thousands):

Accounts receivable, net of allowance for doubtful accounts	$6,575
Prepaid expenses and other current assets	301
Accounts payable	(112)
Accrued liabilities	(1,214)
Total	$5,550

(B)             The assets acquired and liabilities assumed of the Freedom Stations have been adjusted to their estimated fair values as of the acquisition date, as reflected in the purchase price allocation in Note 2.

(C)             The pro forma adjustments reflect the acquisition financing including the $157.5 million draw under the incremental Term Loan A commitment and $192.5 million draw under the incremental Term Loan B commitment.  The net proceeds from the refinancing were approximately $343.6 million after deducting related fees and expenses.  The related fees and expenses included the discount on the incremental Term Loan B commitment of $1.9 million and $4.5 million in fees to creditors and third parties, of which $2.9 million was recorded as deferred financing costs and $1.6 million was recorded as interest expense.  Of the total $4.5 million in fees to creditors and third parties, $3.6 million was included in accrued liabilities in the Company’s balance sheet as of December 31, 2011.  The remaining $0.9 million of costs is reflected as a pro forma adjustment to deferred financing costs included in other assets.

(D)             The pro forma adjustments reflect $389.4 million of cash that would have been paid had closing occurred on December 31, 2011, the balance sheet date, which includes $38.5 million of cash held in escrow and recorded as restricted cash on the balance sheet.  The cash paid represents the purchase price of $385.0 million, plus the working capital adjustment of $0.3 million and $4.1 million of amounts outstanding pursuant to the LMA at December 31, 2011.  The actual cash paid at closing on April 1, 2012 was $388.4 million, which represents the purchase price of $385.0 million, plus the working capital adjustment of $0.3 million and $3.1 million of amounts outstanding pursuant to the LMA at March 31, 2012.  In connection with the Freedom acquisition, the Company incurred a total of $0.5 million of costs primarily related to legal and other professional services, which were expensed as incurred.  These costs are included in the pro forma retained earnings amount in the unaudited pro forma condensed combined balance sheet.  The total costs incurred in 2012 which were recorded to retained earnings in the December 31, 2011 unaudited pro forma condensed combined balance sheet was $0.2 million.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The pro forma adjustments in the unaudited pro forma condensed combined statement of operations related to the Freedom acquisition and the related acquisition financing as of January 1, 2011 are as follows:

(E)              The pro forma adjustments include the difference in amortization of program contract costs, depreciation of property and equipment and amortization of definite-lived intangible assets related to the fair value step-up of these acquired assets.  The total pro forma amortization of program contract costs, depreciation of property and equipment and amortization of definite-lived intangible assets for the year ended December 31, 2011 is $4.8 million, $11.4 million and $9.9 million, respectively.

Certain property and equipment which has been stepped-up to fair value is being depreciated over a relatively short-period of time and therefore, the depreciation expense related to the property and equipment of the Freedom Stations will be higher in the first few years after the Acquisition than over the long term.  The pro forma depreciation adjustment related to these assets has a significant effect on the pro forma unaudited net income for the year ended December 31, 2011, and is not necessarily indicative of the long-term future results of operations of the combined entities.  Preliminary estimates of actual depreciation expense for the next five years (beginning April 1, 2012, the acquisition date) related to the acquired property and equipment of the Freedom Stations are as follows (in thousands):

For the year ended December 31, 2012 (9 months)	$8,532
For the year ended December 31, 2013	8,289
For the year ended December 31, 2014	6,203
For the year ended December 31, 2015	4,799
For the year ended December 31, 2016	4,005

(F)               The pro forma adjustments include the elimination of certain intercompany amounts between the Freedom Stations and the Company’s results for the year ended December 31, 2011.  These adjustments include revenues from the LMA of $2.0 million and expenses of $2.0 million recorded in the Company’s results.  An additional $0.5 million in expenses related to the LMA, which were reflected in the FBI statement of operations for the year ended December 31, 2011, was also eliminated.

(G)             The pro forma adjustments include the reversal of certain acquisition-related costs reflected in the historical financial statements for the year ended December 31, 2011 that are directly related to the acquisition and are non-recurring in nature.  The total of these costs related to the Freedom acquisition for the year ended December 31, 2011 was $0.3 million.

(H)            The pro forma adjustments reflect the additional interest expense, including the amortization of additional deferred financing costs and debt discount, related to the $157.5 million draw under the incremental Term Loan A commitment and $192.5 million draw under the incremental Term Loan B commitment.  The additional cash interest expense of $12.3 million was calculated based on the interest rates in effect during the pro forma period presented.  The weighted average interest rates applied to the incremental Term Loan A and incremental Term Loan B for the pro forma period were 2.52% and 4.38%, respectively.  A one-eighth percent increase or decrease in interest rates would have increased or decreased cash interest expense by $0.4 million.  The additional interest expense resulting from the amortization of additional deferred financing costs and debt discount totaled $1.6 million.  The pro forma adjustments also reflect the reversal of non-recurring financing fees associated with acquisition financing which totaled $2.6 million and were recorded in the Company’s results for the year ended December 31, 2011.

(I)                 The Company applied the statutory tax rate in effect for the year ended December 31, 2011 of 36.7% to the pro forma adjustments.  The pro forma provision for income taxes does not necessarily reflect the amounts that would have resulted had the Freedom Stations and the Company filed consolidated returns for the periods presented.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Vice President/Chief Accounting Officer

Dated: June 11, 2012